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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



      Date of Report (date of earliest event reported):  November 14, 1997



                            P. H. GLATFELTER COMPANY
          ------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



   Pennsylvania                  1-3560                      23-0628360
------------------           -------------               ------------------
 (State or other              (Commission                  (I.R.S. Employer
 jurisdiction of              File Number)              Identification No.)
 incorporation)

       Spring Grove, Pennsylvania                                  17362
----------------------------------------                        -----------
(Address of principal executive offices)                         (Zip Code)


       Registrant's telephone number, including area code: (717) 225-4711
                                                          ---------------


                                 Not Applicable
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)





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                                     ITEM 5

                 On November 14, 1997 two wholly-owned German subsidiaries of the Registrant entered into a definitive agreement to purchase all the capital stock of the company holding the specialty paper business of the Schoeller and Hoesch group ("S&H"), a German company, which is currently owned by Deutsche Beteiligungs AG and S&H's management. The obligations of the subsidiaries under the agreement have been guaranteed by the Registrant.

                 The purchase price will be DM 270 million (approximately $158 million). It is expected that the acquisition will be financed with a multi-currency bank debt instrument. The transaction is expected to be completed in January 1998, subject to approval by the Federal Cartel Office in Germany.

                 For the fiscal year ended December 31, 1996, the S&H specialty paper business had revenues of DM 296 million (approximately $173 million). It is estimated that at year-end 1997 the S&H specialty paper business will have debt of DM 68 million (approximately $40 million). The S&H specialty paper business produces a variety of specialty papers, including tea bag and other long fiber papers, tobacco papers, metalized papers, overlay and other lightweight printing papers.

                 The S&H specialty paper business was founded in 1881 in Gernsbach, Germany where its corporate offices and major paper production facilities are located. A smaller paper production facility is located in Odet, France, in which the S&H specialty paper business has a 50% interest, and other facilities are located in Wisches, France, the Philippines, and
Summerville, South Carolina.   The S&H specialty paper business employs
approximately 940 people.

                 The acquisition of the S&H specialty paper business will represent a significant step in the Registrant's long-term strategic plan, which emphasizes growth in technically engineered specialty paper markets. It will provide the Registrant with a strong business position in the world tea bag market and in other long fiber markets, such as stencil, filter and casing paper. It will also strengthen the Registrant's tobacco paper business by providing a manufacturing presence in Europe, a significant share of the European tobacco paper market, and the ability to manufacture and market ultraporous plug wrap, a growing segment of the world tobacco paper market.

                 The S&H specialty paper business has an experienced management team that will continue to provide leadership and





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direction to the business.  The exchange of knowledge between the technical and marketing teams of the Registrant and the S&H specialty paper business will allow the combined company to achieve various market synergies, such as product interchanges, new product development and distribution.

                 Any statements set forth herein or otherwise made in writing or orally by the Registrant with regard to its expectations for its business after the completion of the acquisition of the S&H specialty paper business, including its position in the market for certain products, its management, its financial results and the benefits of the acquisition, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Registrant makes such statements based on assumptions which it believes to be reasonable, there can be no assurance that actual results will not differ materially from the Registrant's expectations. Accordingly, the Registrant hereby identifies the following important factors, among others, which could cause its results to differ from any results which might be projected, forecasted or estimated by the Registrant in any such forward-looking statements: (i) variations in demand for or pricing of products of the S&H specialty paper business; (ii) changes in the cost or availability of raw materials used by the S&H specialty paper business; (iii) changes in industry paper production capacity, including the construction of new mills, the closing of mills and incremental changes due to capital expenditures or productivity increases; (iv) the gain or loss of significant customers; (v) cost and other effects of environmental compliance, cleanup, damages, remediation or restoration, or personal injury or property damage related thereto; (vi) significant changes in international cigarette consumption; (vii) enactment of adverse state or federal legislation or changes in government policy or regulation; (viii) adverse results in litigation; (ix) disruptions in production and/or increased costs due to labor disputes; (x) potential political instability in the Philippines; (xi) changes in foreign currency exchange rates; and (xii) the Registrant's ability to integrate the S&H specialty paper business with the Registrant's business.





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                                   SIGNATURE


                 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  P. H. GLATFELTER COMPANY
                                  --------------------------------
                                        (Registrant)


Date:  November 17, 1997          By: /s/ Robert S. Wood
                                      ----------------------------
                                       Robert S. Wood
                                       Secretary and Treasurer

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